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Exhibit 4.3

Zeros & Ones, Inc.

2000 Stock Option Plan

    Section 1.  Description of Plan.  This is the 2000 Stock Option Plan (the "Plan") of Zeros & Ones, Inc., a California corporation (the "Company"). Under the Plan employees, directors, consultants and advisors of the Company or any of its subsidiaries, to be selected as below set forth, may be granted options ("Options") to purchase shares of the Common Stock of the Company ("Common Stock"). For purposes of the Plan, the term "subsidiary" means any corporation 50% or more of the voting stock of which is owned by the Company or by a subsidiary (as so defined) of the Company. It is intended that the Options under the Plan will either qualify for treatment as incentive stock options under Section 422 (as from time to time amended or superceded) of the Internal Revenue Code of 1986, as amended (the "Code"), and be designated Incentive Stock Options, or not qualify for such treatment and be designated Nonqualified Stock Options.

    Section 2.  Purpose of the Plan.  The purpose of the Plan and of granting options to employees, directors, consultants and advisors is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to such persons by assisting them to acquire shares of Common Stock and to benefit directly from the Company's growth, development and financial success.

    Section 3.  Eligibility.  The persons who shall be eligible to receive grants of Options under the Plan shall be all employees, directors, consultants and advisors of the Company or any of its subsidiaries. A person who holds an Option is herein referred to as a "Participant." More than one Option may be granted to any one Participant. Notwithstanding the foregoing, no Option may be granted to any person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a subsidiary unless (a) the Option Price (as hereinafter defined) is at least 110% of the fair market value of the Common Stock on the date of grant, and (b) in the case of an Incentive Stock Option, the termination date of such Option is not later than five years after the date such Option is granted. For purposes of the preceding sentence, a person's stock ownership will be determined using the constructive ownership rules contained in Code Section 424(d), as from time to time amended or superceded.

    Only employees of the Company or a subsidiary may be granted Incentive Stock Options under the Plan. The exercise of an Incentive Stock Option will not qualify for favorable income tax treatment unless the Participant remains an employee of the Company or a subsidiary at all times during the period beginning on the date of the grant of the Incentive Stock Option and ending on the date three months before the date of the exercise of the Incentive Stock Option. For this purpose, a Participant who is on a leave of absence that exceeds 90 days will be considered to have terminated his or her employment on the ninety-first day of the leave of absence, unless the Participant's rights to reemployment are guaranteed by statute or contract. However, a Participant will not be considered to have incurred a termination of employment because of a transfer of employment between the Company and a subsidiary (or vice versa).

    The aggregate fair market value (determined as of the time an Option is granted) of the Common Stock for which any Participant may be granted Incentive Stock Options first exercisable in any calendar year under this Plan and any other incentive stock option plans (which qualify under Section 422 of the Code) of the Company or any subsidiary shall not exceed $100,000.

    Section 4.  Administration.  The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board is authorized and empowered to administer the Plan, and subject to the Plan, (a) to select the Participants, to specify the number of shares of Common Stock with respect to which Options are granted to each such Participant, to specify the Option Price (as hereinafter defined) and the terms of Options, and in general to grant Options; (b) to determine, subject to the limits of Section 3 hereof, whether Options will be Incentive Stock Options or

Nonqualified Stock Options; (c) to determine the dates upon which Options shall be granted and to provide for the terms and conditions of the Options in a manner consistent with the Plan, which terms and conditions need not be identical as to the various Options granted; (d) to interpret the Plan; (e) to prescribe, amend and rescind rules relating to the Plan; and (f) to determine the rights and obligations of Participants under the Plan. The interpretation and construction by the Board of any provision of the Plan or of any Option granted thereunder shall be final. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

    Notwithstanding the foregoing, the Board may from time to time determine that the Plan shall be administered (in whole or in part, or with respect to one or more designated groups or classes of Participants) by a committee consisting of members of the Board. All references herein to the "Board" shall, with respect to any Plan matters so administered by a committee of the Board, be deemed to be references to such committee as so constituted.

    Section 5.  Shares Subject to the Plan.  The number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan shall not exceed 4,500,000 shares, subject to adjustment as provided in Section 11 to reflect all stock splits, stock dividends or similar capital changes. Upon the expiration or termination for any reason of an outstanding Option which shall not have been exercised in full, any shares of Common Stock then remaining unissued which shall have been reserved for issuance upon such exercise shall again become available for the granting of additional Options under the Plan. The maximum number of shares of Common Stock issuable upon exercise of Options that may be granted to any Participant shall be 750,000. For purposes of the preceding sentence and to the extent required by Section 162(m) of the Code (as from time to time amended or superseded), the repricing of an Option shall be treated as the grant of a new option and the cancellation of the repriced Option, and an Option shall be deemed continued to be outstanding despite any cancellation, including any cancellation in connection with any such repricing.

    Section 6.  Option Price.  The purchase price per share (the "Option Price") of the shares of Common Stock underlying each Option shall be determined by the Board in each case and (a) in the case of Nonqualified Stock Options, shall be not less than 85% of the fair market value of such shares on the grant date, and (b) in the case of Incentive Stock Options, shall be not less than the fair market value of such shares on the grant date. Such fair market value shall be determined by the Board. The Option Price shall be subject to the requirement set forth in Section 3 of the Plan, if applicable, with respect to certain Participants. In the event that the Company acquires another entity, the Board may authorize the issuance of Options ("Substitute Options") to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superceded, in the case of a Substitute Option that is intended to be an Incentive Stock Option.

    Section 7.  Vesting of Options.  Subject to all other provisions of the Plan, each Option shall become exercisable ("vest") for the full number of shares of Common Stock subject thereto, or any part thereof, as to one-fourth (1/4) of the full number of shares subject thereto one year after the date of grant and thereafter as to the balance in thirty-six (36) equal cumulative monthly installments following such first anniversary date (provided the Participant is continuously employed by the Company through and including the time of each vesting), or in such other installments and at such other intervals as the Board may in any specific case or cases otherwise specifically determine in granting such Option; provided, however, that each Option shall provide that it shall become exercisable as to at least twenty percent (20%) of the full number of shares subject thereto on each anniversary date of the date of grant, and thus become fully exercisable not more than five years after the date of grant.

    Section 8.  Form of Option.  Each Option granted under the Plan shall be evidenced by a written stock option executed by the Company and delivered to the Participant, which shall be substantially in the form attached as Exhibit A-1 (in the case of an Option intended to be an Incentive Stock Option) or A-2 (in the case of an Option intended to be a Nonqualified Stock Option) hereto, or shall be in such other form as specified by the Board generally or in any specific instance. The Company may require, as a condition to the grant of an Option, that the Participant execute and deliver to the Company an Acknowledgment of Stock Option Grant substantially in the form attached as Exhibit B hereto or in such other form as specified by the Board generally or in any specific instance.

    Section 9.  Exercise of Options.  An Option may be exercised by the Participant only by giving written notice to the Company specifying the number of full shares to be purchased and accompanied by payment of the full purchase price therefor (together with such amounts in respect of taxes as the Company may be required to collect and withhold, as provided in Section 17 of the Plan) in cash, by check or in such other form of lawful consideration (including promissory notes or shares of Common Stock then held by the Participant) as the Board may approve from time to time. The exercise price may be paid, at the discretion of the Board, by delivery to the Company of documentation satisfactory to the Company to (a) effect the exercise of the Option and (b) cause delivery to the Company by the Participant's broker of the sale or loan proceeds of all or a portion of the underlying Common Stock as required to pay the exercise price (and any applicable amounts which the Company is required to collect and withhold in respect of taxes).

    The Company's obligation to issue shares of Common Stock upon the exercise of an Option is expressly conditioned upon the making of such representations, agreements and related undertakings by the Participant (or his or her legal representative, heir or legatee, as the case may be) in order to comply with the requirements of any exemption from any securities law registration or other qualification of such shares which the Company in its sole discretion shall deem necessary or advisable or to confirm any agreements, undertakings or restrictions applicable to the Participant with respect to the shares of Common Stock issuable upon the exercise of an Option as provided in the Plan. Such required representations and undertakings may include representations and agreements that such Participant (or his or her legal representative, heir or legatee): (a) is purchasing such shares for investment and not with any present intention of selling or otherwise disposing thereof; (b) acknowledges and agrees to all restrictions and other conditions applicable to such shares of Common Stock pursuant to the Plan, including but not limited to the lock-up provisions of Section 21 of the Plan and the right of first refusal provisions of Section 22 of the Plan; and (c) agrees to have placed upon the face and/or reverse of any certificates evidencing such shares a legend setting forth (i) any representations, agreements and undertakings which such Participant has given to the Company or are provided in the Plan or a reference thereto, including but not limited to the lock-up provisions of Section 21 of the Plan and the right of first refusal provisions of Section 22 of the Plan and (ii) that, prior to effecting any sale or other disposition of any such shares, and in addition to any additional requirements applicable to any sale or disposition of such shares of Common Stock pursuant to the Plan, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company and its counsel, to the effect that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies. Without limiting the foregoing, the Company may require, as a condition to any exercise of an Option, that the Participant execute and deliver to the Company a Notice of Option Exercise substantially in the form of Exhibit C hereto or in such other form as specified by the Board generally or in any specific instance.

    Section 10.  Nontransferability.  No Option shall be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of a Participant, any Option granted to him or her shall be exercisable only by him or her. After the death of a Participant, the Option granted to him or her may be exercised, prior to its termination as provided by Section 13(b), only by his or her legal representative, his or her legatee or a person who acquired the right to exercise the Option by reason of the death of the Participant.

    Section 11.  Recapitalization, Reorganization, Merger or Consolidation.  If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for different securities through reorganization, merger, consolidation, combination, recapitalization, reclassification, stock split, reverse stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made (a) in the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options under the Plan, as provided in Section 5, and (b) in the number, price, and kind of shares subject to any outstanding Option granted under the Plan.

    Upon the record or effective date applicable to the right to receive cash, securities or other property following the sale of all or substantially all of the assets of the Company (and pursuant to a liquidating distribution and dissolution of the Company in connection therewith) or with respect to any reorganization, merger or consolidation in which the Company does not survive, the Plan and each outstanding Option shall automatically terminate, except solely as provided in the next sentence. Notwithstanding the preceding sentence, each Option which has not been assumed or an equivalent option substituted therefor, as provided in the next sentence, by a corporation acquiring all or substantially all of the assets of the Company (in connection with which there is a liquidating distribution and dissolution of the Company) or by a surviving corporation in the case of a reorganization, merger or consolidation, shall automatically accelerate and become exercisable in whole or in part without regard to the installment provisions of Section 7 of the Plan or any option agreement (except as provided below in this Section 11) until one business day before the record or effective date applicable to such right to receive cash, securities or other property, unless the acquiring or surviving corporation, in its sole and absolute discretion, assumes all Options or issues in respect of all Options substitute options to purchase shares of the acquiring or surviving corporation, which assumed or substitute options contain such terms and provisions as substantially preserve the rights and benefits of the assumed or substituted Options, and in such event the assumed or substituted Options shall not automatically accelerate or become exercisable pursuant to the preceding sentence.

    In any case in which an Option automatically accelerates and becomes exercisable without regard to its installment provisions pursuant to the preceding paragraph, the Participant holding the applicable Option shall be given written notice thereof by the Company at least ten days prior to such record or effective date, which notice shall advise such Participant of the proposed event and the rights of the Participant pursuant to this paragraph. If such notice is not given, the Company or, if applicable, any such acquiring or surviving corporation, shall make such arrangements as are equitable under the circumstances to avoid or reverse any economic detriment suffered by such Participant as the result of any failure to give such notice, but in no event shall any failure to give such notice affect the validity or effectiveness of any such sale, reorganization, merger or consolidation.

    The Board may, in any specific case or cases, specifically provide, in an option agreement or otherwise, for the treatment of an Option in a manner different than that set forth above upon the occurrence of any such sale, reorganization, merger or consolidation, but in the absence thereof the above provisions of this Section 11 shall govern the Option.

    To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided above in this Section 11, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, and the number or price of shares of Common Stock subject to any Option shall not be affected by, and no adjustment shall be made by reason of, any dissolution, liquidation, reorganization, merger or consolidation, or any issue by the Company of shares of stock of any class, or rights to purchase or subscribe for stock of any class, or securities convertible into shares of stock of any class.

    The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structures or to merge, consolidate, dissolve, or liquidate or to sell or transfer all or any part of its business or assets.

    Section 12.  No Rights as a Shareholder.  A Participant holding an Option, or a transferee of an Option, shall have no rights as a shareholder with respect to any shares covered by his or her Option until the date of the issuance of a stock certificate to him or her for such shares, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 11.

    Section 13.  Termination of Options.  All Options shall terminate and expire upon the first to occur of the following events:

      (a) the date of expiration of the term of the Option, which expiration date shall be one hundred twenty (120) months after the date the Option is granted (or shall be such earlier date as may be required, with respect to certain Participants, pursuant to Section 3 of the Plan, or such earlier date as the Board may otherwise specifically determine in granting such Option);

      (b) the expiration of 60 days from the date of the Participant's termination of employment, either voluntary or involuntary and either with or without cause (other than by reason of death), except that if the Participant is disabled (within the meaning of Section 422(e)(3) of the Code, as from time to time amended or superseded) at the time of the Participant's termination of employment, the expiration of twelve months from the date of the Participant's termination of employment;

      (c) the expiration of twelve months from the date of the death of such Participant if his or her death occurs while he or she is employed by the Company or any of its subsidiaries; or

      (d) the termination of the Option pursuant to Section 11 of the Plan.

    The Board may, in any specific case or cases, specifically determine, in granting such Option, to modify the 60-day period referred to in Section 13(b) above, provided that (i) such period shall be at least 30 days in all cases, and (ii) in the case of an Incentive Stock Option, any Option not exercised within three months after the date of termination of employment (other than by reason of death or disability) shall automatically convert to a Nonqualified Stock Option.

    The termination of employment of a Participant by death, disability or otherwise shall not accelerate or otherwise affect the number of shares with respect to which an Option may be exercised, and the Option may only be exercised with respect to that number of shares which could have been purchased under the Option had the Option been exercised by the Participant on the date of such termination.

    For purposes of the Plan and any Option granted under the Plan to any director, consultant or advisor who is not an employee of the Company, references to "employment" in the case of such director, consultant or advisor shall mean service as a director or the consulting or advisory engagement of such person, respectively, substantially as in effect at the time of the grant of an applicable Option, and references to any "termination of employment" or similar words shall refer to a termination of such service as a director or such consulting or advisory engagement, respectively, substantially as in effect at the date of the grant of an applicable Option.

    Section 14.  Amendment of Plan.  The Board may at any time amend the Plan.

    Section 15.  Amendment of Outstanding Options.  The Board may modify an outstanding Option, including a modification to (a) change the Option Price, (b) accelerate the right to exercise the Option, (c) extend or renew the Option, or (d) cancel the Option and issue a new Option. However, no modification may be made to an outstanding Option that would impair the rights of the Participant holding the Option without his or her consent.

    Section 16.  Termination of Plan.  The Plan shall terminate when all Options granted under the Plan either have been fully exercised, and all shares of Common Stock which may be purchased pursuant to the exercise of such Options have been so purchased, or have expired; provided, however, that (1) the Plan shall in any event terminate not later than ten years from the date of the adoption of the Plan or the date of approval of the Plan by the shareholders of the Company pursuant to Section 19, whichever is earlier, and (2) the Board may in its absolute discretion terminate the Plan at any time. No such termination, other than as provided for in Section 11 hereof, shall in any way affect any Option then outstanding.

    Section 17.  Withholding of Taxes.  The Company shall deduct and withhold from the wages, salary, bonus and other income paid by the Company to the Participant the requisite tax upon the amount of taxable income, if any, recognized by the Participant in connection with the exercise in whole or in part of any Option or the sale of Common Stock issued to the Participant upon exercise of the Option, all as may be required from time to time under any federal or state tax laws and regulations. This withholding of tax shall be made from the Company's concurrent or next payment of wages, salary, bonus or other income to the Participant or by payment to the Company by the Participant of required withholding tax, as the Board may determine.

    Section 18.  Compliance with ISO and California Securities Requirements.  The Company intends that the Plan (a) comply with the requirements of the Code and all applicable governmental rules, regulations and interpretations thereunder as from time to time in effect for treatment as incentive stock options (the "ISO Requirements") with respect solely to Options designated as Incentive Stock Options, (b) comply with the requirements of Section 25102(o), as from time to time amended or superseded, of the California Corporate Securities Law of 1968, as amended, and all applicable governmental rules, regulations and interpretations with respect thereto from time to time in effect for the exemption of all Options granted under the Plan (and all Common Stock issuable upon exercise of such Options) from the qualification requirements of Section 25110 of such law (the "California Securities Requirements"), and (c) subject to the foregoing clauses (a) and (b), grant maximum authority and discretion in all respects to the Board in administering the Plan. Accordingly, the provisions of the Plan shall, with respect to Incentive Stock Options as to the ISO Requirements and with respect to all Options as to the California Securities Requirements, be interpreted and construed in such manner as shall ensure compliance with the ISO Requirements and the California Securities Requirements, respectively, but otherwise grant maximum authority and discretion in all respects to the Board in administering the Plan.

    Section 19.  Information to Participants and Purchasers.  The Company annually shall provide to each Participant financial statements, to the extent required by the California Securities Requirements, which have been approved by the Board. Such financial statements also shall be provided to each individual who was a Participant in the Plan, has acquired shares of Common Stock pursuant to the Plan and still owns such shares, to the extent required by the California Securities Requirements. By accepting the grant of an Option, the Participant agrees not to disclose any information contained in such financial statements, not to duplicate or transmit such information to any other person, and not to use such information for any purpose adverse to the Company.

    Section 20.  Shareholder Approval Requirement.  This Plan and the grant of Options hereunder is subject to approval by the shareholders of the Company to the extent required by the ISO Requirements and the California Securities Requirements. Any Option exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within twelve months after the adoption of this Plan, as and to the extent required by the Californian Securities Requirements. Shareholder approval of any amendments to the Plan, including amendments increasing the number of shares of Common Stock which may be purchased pursuant to the exercise of Options granted under the Plan, shall be required only to the extent determined necessary by the Company in order to comply with any applicable requirements of law, including to the extent necessary to establish any exemptions from registration or qualification requirements of applicable federal or state securities law or to comply with the listing or similar requirements of any stock exchange, quotation system or similar self-regulatory organization.

    Section 21.  Common Stock "Lock-up" Agreement.  The Participant agrees that, in connection with any underwritten offering of Common Stock of the Company pursuant to a registration statement under the Securities Act of 1933, as amended, whether for the account of the Company or any holders of securities of the Company, if the underwriters managing the offering so request, the Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the shares of Common Stock issued or issuable upon the exercise of an Option (the "Shares"), other than such of the Shares as may be permitted to be included in the registration, without the prior written consent of such underwriters, for such period of time (not to exceed 180 days) from the effective date of such registration statement as may be requested by such underwriters. Any transferee of the Shares shall take such Shares subject to the provisions of this Section 21, and the Company may, as a condition to registering any transfer of the Shares, require the written confirmation of such transferee that such Shares are taken subject to the provisions of this Section 21 (provided, however, that such shares shall remain subject to the provisions of this Section 21 without regard to whether or not such written confirmation is requested or obtained).

    Section 22.  Right of First Refusal.  By accepting the grant of an Option under the Plan and exercising such Option, the Participant agrees that the shares of Common Stock issuable upon exercise of the Option (the "Shares") shall be subject to a right of first refusal of the Company and its assignees, as follows:

      (a) Before any Shares may be sold or transferred (including any transfer by operation of law), such Shares shall first be offered to the Company as follows:

         i) The Participant shall deliver a notice (the "Notice") to the Company stating (A) his or her bona fide intention to sell or transfer such Shares, (B) the number of such Shares to be sold or transferred, (C) the price for which he or she proposes to sell or transfer such Shares (such price shall be deemed to be the fair value of such Shares as determined pursuant to paragraph (b)(iii) hereof in the case of a transfer not involving a sale) and the terms of payment of that price and other terms and conditions of sale, and (D) the name of the proposed purchaser or transferee.

         ii) Within 30 days after receipt of the Notice, the Company may elect to purchase any or all of the Shares to which the Notice refers, at the price per share and upon the terms and conditions specified in the Notice in the case of a sale and at the fair market value of such Shares determined pursuant to paragraph (b)(iii) hereof in the case of a transfer not involving a sale. If the Company elects not to purchase all such Shares, the Company may assign its right to purchase the remaining Shares. An election to purchase shall be made by written notice to the Participant, specifying the number of shares to be purchased.

        iii) The fair value of the Shares shall be as determined in good faith by the Company's Board of Directors in accordance with applicable guidelines or requirements of the California Securities Requirements and otherwise based upon the best available information.

        iv) If all of the Shares to which the Notice refers are not elected to be purchased, pursuant to paragraph (b)(ii) hereof, the Participant may sell or transfer the remaining shares to any purchaser or transferee named in the Notice at, in the case of a sale, the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated with 180 days following receipt of the Notice by the Company and provided, further, that any such sale is in accordance with all the terms and conditions specified in the Notice and upon the terms and conditions hereof.

         v) The provisions of paragraph (b)(i) through (b)(iv) shall not apply to a transfer of any Shares by the Participant, either during his or her lifetime or on death by will or intestacy, to his or her ancestors, descendants, or spouse, or any custodian or trustee for the account of the Participant or the Participant's ancestors, descendants, or spouse; provided, in each case the transferee shall receive and hold such Shares subject to the provisions of this Section 22 and there shall be no further transfer of such shares except in accordance herewith.

        vi) Notwithstanding the above, neither the Company nor any other person shall have any right under this Section 22 at any time after the Company becomes subject to the reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934.

        vii) No Shares may be sold or transferred without full compliance with this Section 22, and any sale or transfer that is not in compliance with this Section 22 shall be void.

      (b) All certificates representing the Shares shall have endorsed thereon substantially the following legend:

      "The shares represented by this certificate are subject to a right of first refusal option in favor of the issuer or its assignee as set forth in the stock option plan of the issuer pursuant to which such shares were issued, a copy of which is available at the principal office of the issuer."

      (c) The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 22, or (ii) to treat as the owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any transferee to whom such Shares shall have been so transferred.

    23.  Restricted Stock Grants.  As an alternative or in addition to granting Options under the Plan, the Board may instead offer to one or more Participants the right to purchase shares of Common Stock subject to the condition and agreement of the Participant that the Company shall have a repurchase option exercisable upon the voluntary or involuntary termination of the Participant's service with the Company for any reason (including death or disability), or upon such additional or different events as the Board may determine. Such Common Stock is referred to as "Restricted Stock." Unless the Board otherwise determines, the purchase price for Restricted Stock repurchased by the Company shall be the original price paid by the Participant. The repurchase option of the Company shall lapse at the same rate as which shares subject to Options may become exercisable ("vest") under the Plan, in each case as the Board determines, subject to any applicable requirements of the Plan with respect to the vesting rate of Options. Additionally, the Board may permit the full exercise of an Option even though the Option is not yet exercisable in full in accordance with its vesting schedule, subject to the condition and agreement of the Optionee that the Company shall have the right to repurchase the Common Stock issued upon exercise of the Option, at the same option exercise price per share being paid pursuant to the exercise, at any time when the exercise rights of the Optionee under the Option would have terminated in accordance with the original terms of the Option and the Plan; provided, however, that in such case the repurchase right of the Company shall only apply to that portion of the Shares which the Participant would not have had the right to acquire by exercise, pursuant to the original terms and vesting schedule of the Option, immediately prior to such termination. Shares issued upon Option exercise pursuant to the preceding sentence shall similarly be referred to as "Restricted Stock." All shares of Restricted Stock shall be issued pursuant to a form of agreement established by the Board which sets forth the provisions of this paragraph in greater detail and provides for an escrow of the Restricted Stock to support the repurchase right of the Company. Shares issued as Restricted Stock pursuant to this paragraph shall be deemed shares issued pursuant to, and subject to the applicable provisions of, the Plan.

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  Exhibit 4.3
Zeros & Ones, Inc. 2000 Stock Option Plan